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Exhibit (a)(1)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Series A Junior Preferred Stock Purchase Rights)

of

KELLWOOD COMPANY

at $21.00 Net Per Share

by

CARDINAL INTEGRATED, LLC
an indirect jointly owned subsidiary of
SCSF Equities, LLC and Sun Capital Partners V, L.P.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 12, 2008, UNLESS THE OFFER IS EXTENDED.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THE NUMBER OF SHARES (AS DEFINED HEREIN) THAT, WHEN ADDED TO THE SHARES ALREADY OWNED BY SCSF EQUITIES, LLC ("SCSF"), SUN CAPITAL PARTNERS V, L.P. ("SC PARTNERS V" OR ANY OF THEIR SUBSIDIARIES (INCLUDING CARDINAL INTEGRATED, LLC ("PURCHASER" AND, TOGETHER WITH SCSF, SC PARTNERS V AND THEIR AFFILIATES, "SUN CAPITAL")) OR AFFILIATES, SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES OF COMMON STOCK OF KELLWOOD COMPANY ("KELLWOOD" OR THE "COMPANY") ON A FULLY DILUTED BASIS (TAKING INTO ACCOUNT, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, CONVERTIBLE SECURITIES OR RIGHTS (OTHER THAN THE SERIES A JUNIOR PREFERRED STOCK PURCHASE RIGHTS)), (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, (III) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE COMPANY'S BOARD OF DIRECTORS HAS REDEEMED THE SERIES A JUNIOR PREFERRED STOCK PURCHASE RIGHTS (THE "RIGHTS") ISSUED PURSUANT TO THE AMENDED AND RESTATED RIGHTS AGREEMENT, DATED AS OF APRIL 19, 2007, BETWEEN THE COMPANY AND AMERICAN STOCK TRANSFER AND TRUST COMPANY, AS RIGHTS AGENT (THE "RIGHTS AGREEMENT"), OR THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER (AS DEFINED HEREIN), (IV) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE OFFER AND THE MERGER HAVE BEEN APPROVED FOR PURPOSES OF ARTICLE SIXTEENTH OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION ("ARTICLE SIXTEENTH"), OR THAT THE PROVISIONS OF ARTICLE SIXTEENTH ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER, AND (V) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW IS INAPPLICABLE TO THE OFFER AND THE MERGER. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE "THE OFFER—SECTION 1—TERMS OF THE OFFER; EXPIRATION DATE" AND "THE OFFER—SECTION 14—CONDITIONS OF THE OFFER", WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

(Continued on next page)

The Dealer Managers for the Offer are:

January 15, 2008

(Cover continued from previous page)

        ON JANUARY 9, 2008, THE COMPANY ANNOUNCED THAT IT HAS COMMENCED A CASH TENDER OFFER FOR UP TO $60,000,000 AGGREGATE PRINCIPAL AMOUNT OF ITS 7.875% NOTES DUE 2009 (THE "DEBT TENDER OFFER"). IN THE EVENT THAT THE COMPANY PROCEEDS WITH AND CLOSES THE DEBT TENDER OFFER, PURCHASER INTENDS TO AMEND THE OFFER TO REDUCE THE PURCHASE PRICE TO $19.50 NET PER SHARE. IF SUCH AN AMENDMENT IS MADE, PURCHASER WILL EXTEND THE OFFER TO THE EXTENT REQUIRED BY RULE 14E-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

        SUN CAPITAL INTENDS TO CONTINUE TO SEEK TO NEGOTIATE A BUSINESS COMBINATION WITH THE COMPANY. SUBJECT TO APPLICABLE LAW, PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE CONSIDERATION TO BE OFFERED IN THE MERGER), INCLUDING FOR PURPOSES OF NEGOTIATING OR ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY. ANY SUCH MERGER AGREEMENT MAY CONTEMPLATE THE TERMINATION OF THE OFFER. IN THE EVENT THAT THE OFFER IS TERMINATED AND SUN CAPITAL AND THE COMPANY ENTER INTO A MERGER AGREEMENT, THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE RIGHT TO RECEIVE THE CONSIDERATION NEGOTIATED BY SUN CAPITAL AND THE COMPANY.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

IMPORTANT

        If you desire to tender Shares in the Offer, you should either (i) complete and sign the accompanying Letter of Transmittal in accordance with its instructions and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender your Shares pursuant to the procedure for book-entry transfer set forth in "The Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares" or (ii) if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

        If you desire to tender Shares and the certificates evidencing your Shares (and, if applicable, associated Rights) are not immediately available, or if you cannot comply with the procedure for book-entry transfer on a timely basis, you may tender your Shares by following the procedure for guaranteed delivery set forth in "The Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares".

        The associated Rights are currently evidenced by the certificates representing the Shares, and, by tendering Shares, a stockholder will also tender the associated Rights. If the Distribution Date (as defined in Section 1(j) of the Rights Agreement) occurs prior to the expiration of the Offer, stockholders will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share.

        Questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers, in each case, as set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the related Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser's expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

SUMMARY TERM SHEET

        Cardinal Integrated, LLC, an indirect jointly owned subsidiary of SCSF Equities, LLC and Sun Capital Partners V, L.P., is offering to purchase all outstanding shares of common stock, par value $0.01 per share, of Kellwood Company (together with the associated Series A Junior Preferred Stock purchase rights) for $21.00 net per share in cash (subject to applicable withholding taxes) without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our offer to you and for a complete description of the legal terms of the offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers, in each case, as set forth on the back cover of this Offer to Purchase.

WHO IS OFFERING TO BUY MY SECURITIES?

  •
  Our name is Cardinal Integrated, LLC ("Purchaser"). We are a newly formed Delaware limited liability company and an indirect jointly owned subsidiary of SCSF Equities, LLC ("SCSF") and Sun Capital Partners V, L.P. ("SC Partners V" and, together with Purchaser, SCSF and their affiliates, "Sun Capital"). We have been organized in connection with this offer and have not carried on any activities other than in connection with this offer. See "The Offer—Section 8—Certain Information Concerning Purchaser, SCSF and SC Partners V".

  •
  We, SCSF and SC Partners V are all affiliates of Sun Capital Partners, Inc. Sun Capital Partners is a leading private investment firm focused on leveraged buyouts, equity, debt and other investments in market-leading companies. Sun Capital specializes in niche opportunities of corporate divestitures, turnarounds, underperformers and special situations that can benefit from its in-house operating professionals and experience. Sun Capital has approximately $10 billion of equity capital under management and can invest more than $2 billion of capital in any one transaction. With a team of over 170 professionals having significant operational and transactional experience, affiliates of Sun Capital have invested in and managed more than 175 companies worldwide since the firm's inception in 1995. These companies enjoy revenues in excess of $35 billion and employ more than 150,000 people. Sun Capital has extensive investment experience with apparel companies in wholesale and retail channels, as well as numerous companies within the broader consumer sector. Sun Capital has offices in Boca Raton, Los Angeles and New York, and affiliates with offices in London, Tokyo and Shenzhen.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

  •
  We are seeking to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), and the associated Series A Junior Preferred Stock purchase rights of Kellwood. We refer to one share of Common Stock, together with the associated preferred stock purchase right, as a "share" or "Share". See "Introduction" and "The Offer—Section 1—Terms of the Offer; Expiration Date".

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

  •
  We are offering to pay $21.00 per share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal.

  •
  On January 9, 2008, the Company announced that it has commenced a cash tender offer for up to $60,000,000 aggregate principal amount of its 7.875% Notes due 2009 (the "Debt Tender Offer"). In the event that the Company proceeds with and closes the Debt Tender Offer, we intend to amend this Offer to reduce the purchase price to $19.50 per share. If such an amendment is made, we will extend this Offer to the extent required by Rule 14e-1 under the Securities Exchange Act of 1934, as amended.

  •
  If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction", "The Offer—Section 1—Terms of the Offer; Expiration Date" and "The Offer—Section 5—Material U.S. Federal Income Tax Consequences".

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

  •
  We are not obligated to purchase any shares unless, prior to the expiration of the offer:

  •
  there have been validly tendered and not withdrawn at least the number of shares that, when added to the shares already owned by SCSF or any of its affiliates, shall constitute a majority of the then outstanding shares on a fully diluted basis;

  •
  any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated;

  •
  we are satisfied, in our sole discretion, that Kellwood's Board of Directors has redeemed the Series A Junior Preferred Stock purchase rights or that the rights have been invalidated or are otherwise inapplicable to the offer and the merger;

  •
  we are satisfied, in our sole discretion, that the offer and the merger have been approved by Kellwood's Board of Directors for purposes of Article Sixteenth of Kellwood's Restated Certificate of Incorporation or that the provisions of Article Sixteenth of Kellwood's Restated Certificate of Incorporation are otherwise inapplicable to the offer and the merger; and

  •
  we are satisfied, in our sole discretion, that Section 203 of the Delaware General Corporation Law is inapplicable to the offer or the merger.

  •
  These and other conditions to our obligations to purchase shares tendered in the offer are described in greater detail in "The Offer—Section 1—Terms of the Offer; Expiration Date" and "The Offer—Section 14—Conditions of the Offer".

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

  •
  Yes. SC Partners V will provide us with the funds necessary to purchase the shares in the offer and to pay related expenses and has provided us with an equity commitment letter pursuant to which it has agreed to fund the entire purchase price with its own capital. SC Partners V has approximately $6 billion of equity capital under management. The offer is not conditioned upon any financing arrangements. See "The Offer—Section 9—Financing of the Offer and the Merger".

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

  •
  No. We do not think our financial condition is relevant to your decision to tender in the offer because:

  •
  We have been organized solely in connection with this offer and have not carried on any activities other than in connection with this offer. There is no historical financial information concerning us.

  •
  SC Partners V will provide us with the funds necessary to purchase the shares in the offer and the offer is not conditioned upon any financing arrangements. See "The Offer—Section 9—Financing of the Offer and the Merger".

  •
  The offer is being made for all outstanding shares solely for cash. See "Introductions".

  •
  Upon consummation of the offer, we will acquire all shares in the proposed merger that are not tendered for the same per share cash price, subject to your appraisal rights. See "Introduction" and "The Offer—Sections 13—Possible Effects of the Offer on the Market for Shares, NYSE Listing, Margin Regulations and Exchange Act Registration".

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

  •
  You will have at least until 12:00 midnight, New York City time, on Tuesday, February 12, 2008, to decide whether to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3 of this Offer to Purchase. See "The Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares".

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

  •
  We may, without the consent of Kellwood, but subject to applicable law, extend the period of time during which the offer remains open. We may extend the offer if the conditions to the offer have not been satisfied. In addition, we may extend the offer for a subsequent offering period of not less than three business days nor more than 20 business days. You will not have withdrawal rights during any subsequent offering period. See "The Offer—Section 1—Terms of the Offer; Expiration Date" and "The Offer—Section 2—Acceptance for Payment and Payment for Shares".

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  •
  If we decide to extend the offer, or if we decide to provide for a subsequent offering period, we will inform Citibank, N.A., the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was previously scheduled to expire. See "The Offer—Section 1—Terms of the Offer; Expiration Date".

HOW DO I TENDER MY SHARES?

  •
  To tender your shares in the offer, you must:

  •
  complete and sign the accompanying Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary as set forth in "The Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares";

    •
    tender your shares pursuant to the procedure for book-entry transfer set forth in "The Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares"; or

    •
    if your share certificates are not immediately available or if you cannot deliver your share certificates, and any other required documents, to the Depositary prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your shares if you comply with the guaranteed delivery procedures described in "The Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares".

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  •
  You may withdraw previously tendered shares any time prior to the expiration of the offer, and, unless we have accepted the shares pursuant to the offer, you may also withdraw any tendered shares at any time after March 14, 2008. Shares tendered during the subsequent offering period, if any, may not be withdrawn. See "The Offer—Section 4—Withdrawal Rights".

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  •
  To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See "The Offer—Section 4—Withdrawal Rights".

WHAT DOES THE BOARD OF DIRECTORS OF KELLWOOD THINK OF THE OFFER?

  •
  Kellwood's Board of Directors has not approved this offer or otherwise commented on it as of the date of this Offer to Purchase. Within 10 business days after the date of this Offer to Purchase, Kellwood is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer. See "Introduction."

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

  •
  If we accept for payment and pay for at least the number of shares that, when added to shares already owned by Sun Capital, shall constitute a majority of the outstanding shares on a fully diluted basis, we intend to merge or cause one of our subsidiaries to merge with and into Kellwood. If the merger occurs, Kellwood will become an indirect jointly owned subsidiary of SCSF and SC Partners V, and each issued and then outstanding share (other than any shares held in the treasury of Kellwood, or owned by Sun Capital, and any shares held by Kellwood stockholders properly seeking appraisal for their shares) shall be canceled and converted automatically into the right to receive $21.00 per share, in cash (or any greater amount per share paid pursuant to the offer), without interest (subject to applicable withholding taxes). See "Introduction."

IF A MAJORITY OF SHARES ARE TENDERED, WILL KELLWOOD CONTINUE AS A PUBLIC COMPANY?

  •
  If the merger occurs, Kellwood will no longer be publicly owned. Even if the merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the New York

    Stock Exchange or any other securities market, there may not be a public trading market for the shares, and Kellwood may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See "The Offer—Sections 13—Possible Effects of the Offer on the Market for Shares, NYSE Listing, Margin Regulations and Exchange Act Registration".

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  •
  If the offer is successful, we expect to conclude a merger in which all outstanding Kellwood shares will be exchanged for an amount in cash per share equal to the price per share paid in the offer. If the proposed second-step merger takes place, stockholders who do not tender their shares in the offer (other than those properly exercising their appraisal rights) will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if such merger takes place, the only difference between tendering and not tendering shares in the offer is that the tendering stockholders will be paid earlier.

  •
  If you decide not to tender your shares in the offer and the merger does not occur, and we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the New York Stock Exchange or any other securities market, there may not be a public trading market for the shares, and Kellwood may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. If we purchase shares in the offer, it is our current intention to seek to cause the merger to occur. See "The Offer—Sections 13—Possible Effects of the Offer on the Market for Shares, NYSE Listing, Margin Regulations and Exchange Act Registration".

  •
  In addition, following the offer, it is possible that the shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which case your shares may no longer be used as collateral for loans made by brokers. See "The Offer—Sections 13—Possible Effects of the Offer on the Market for Shares, NYSE Listing, Margin Regulations and Exchange Act Registration".

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  •
  On January 14, 2008, the last full trading day before we announced our intention to make an offer for all of the outstanding shares, the last reported closing price per share of the Common Stock reported on the New York Stock Exchange was $16.51. See "The Offer—Section 6—Price Range of Shares; Dividends".

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER?

  •
  In general, your sale of shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the offer in light of your particular circumstances. See "The Offer—Section 5—Material U.S. Federal Income Tax Consequences".

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

  •
  You can call the Information Agent, D. F. King & Co., Inc., at (800) 269-6427 (toll-free) or (212) 269-5550 (collect), or the Dealer Managers, Citigroup Global Markets Inc. ("Citi") and Credit Suisse Securities (USA) LLC ("Credit Suisse"), the Dealer Managers, at (866) 750-4734 (toll-free) for Citi or (888) 537-0425 (toll-free) for Credit Suisse. See the back cover of this Offer to Purchase.

To the Holders of Common Stock of Kellwood:

INTRODUCTION

        Cardinal Integrated, LLC ("Purchaser"), a Delaware limited liability company and an indirect jointly owned subsidiary of SCSF Equities, LLC ("SCSF") and Sun Capital Partners V, L.P. ("SC Partners V" and, together with Purchaser, SCSF and their affiliates, "Sun Capital"), hereby offers to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Kellwood Company, a Delaware corporation (the "Company"), and the associated Series A Junior Preferred Stock purchase rights (the "Rights," and together with the Common Stock, the "Shares") issued pursuant to the Amended and Restated Rights Agreement, dated as of April 19, 2007 between the Company and American Stock Transfer and Trust Company as Rights Agent (the "Rights Agreement"), for $21.00 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Purchaser, SCSF and SC Partners V are affiliates of Sun Capital Partners, Inc., a leading private investment firm. See "The Offer—Section 8—Certain Information Concerning Purchaser, SCSF and SC Partners V" for additional information concerning Purchaser, SCSF and SC Partners V.

        On January 9, 2008, the Company announced that it has commenced a cash tender offer for up to $60,000,000 aggregate principal amount of its 7.875% Notes due 2009 (the "Debt Tender Offer"). In the event that the Company proceeds with and closes the Debt Tender Offer, Purchaser intends to amend this Offer to reduce the purchase price to $19.50 per share. If such an amendment is made, Purchaser will extend this Offer to the extent required by Rule 14e-1 under the Securities Exchange Act of 1934, as amended.

        Tendering stockholders who are record owners of their Shares and tender directly to the Depositary will not be obligated to pay brokerage fees or commissions with respect to the purchase of Shares by Purchaser pursuant to the Offer. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge a fee for doing so. You should consult your broker or nominee to determine whether any charges or commissions will apply. Any tendering stockholder or other payee that fails to complete and sign the Substitute Form W-9, which is included in the Letter of Transmittal, may be subject to backup withholding of U.S. federal income tax at a 28% rate on the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "The Offer—Section 5—Material U.S. Federal Income Tax Consequences". Purchaser will pay all charges and expenses of Citi and Credit Suisse, which are acting as joint dealer managers for the Offer (the "Dealer Managers"), Citibank, N.A. (the "Depositary") and D. F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See "The Offer—Section 16—Fees and Expenses".

        The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Sun Capital currently intends, as soon as practicable following consummation of the Offer, to seek to have the Company consummate a merger or other similar business combination with Purchaser or a subsidiary of Purchaser or another direct or indirect subsidiary of SCSF and/or SC Partners V (the "Merger"). At the effective time of the Merger, each Share then outstanding (other than Shares held by the Company or its subsidiaries, or by Sun Capital, and Shares held by stockholders of the Company who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the Delaware General Corporation Law (the "DGCL")) shall be canceled and converted automatically into the right to receive $21.00 per Share, in cash (or any different amount per Share paid pursuant to the Offer), without interest (subject to applicable withholding taxes).

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT

LEAST THE NUMBER OF SHARES THAT, WHEN ADDED TO SHARES ALREADY OWNED BY SUN CAPITAL, SHALL CONSTITUTE A MAJORITY OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (TAKING INTO ACCOUNT, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON THE EXERCISE OF ANY OPTIONS, WARRANTS, CONVERTIBLE SECURITIES OR RIGHTS (OTHER THAN THE RIGHTS)) (THE "MINIMUM CONDITION"), (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER (THE "HSR CONDITION"), (III) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE COMPANY'S BOARD OF DIRECTORS (THE "KELLWOOD BOARD") HAS REDEEMED THE RIGHTS OR THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER (THE "RIGHTS CONDITION"), (IV) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE OFFER AND THE MERGER HAVE BEEN APPROVED FOR PURPOSES OF ARTICLE SIXTEENTH OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION ("ARTICLE SIXTEENTH") OR THAT THE PROVISIONS OF ARTICLE SIXTEENTH ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE MERGER (THE "ARTICLE SIXTEENTH CONDITION"), AND (V) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW IS INAPPLICABLE TO THE OFFER AND THE MERGER (THE "SECTION 203 CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE "THE OFFER—SECTION 14—CONDITIONS OF THE OFFER", WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

        Sun Capital intends to continue to seek to negotiate a business combination with the Company. Subject to applicable law, Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased, the offer price and the consideration to be offered in the Merger), including for purposes of negotiating or entering into a merger agreement with the Company. Any such merger agreement may contemplate the termination of the Offer. In the event that the Offer is terminated and Sun Capital and the Company enter into a merger agreement, the Shares would, upon consummation of such merger, be converted into the right to receive the consideration negotiated by Sun Capital and the Company.

        As of the date of this Offer to Purchase, the Kellwood Board has not approved the Offer. Within 10 business days after the date of this Offer to Purchase, the Company is required by law to publish, send or give to you (and file with the Securities and Exchange Commission (the "Commission")) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer.

        Sun Capital has made repeated efforts to open a constructive dialogue with the Kellwood Board regarding a potential sale of the Company. Sun Capital discussed with the Company's management the potential benefits of a sale of the Company to all of its shareholders, and indicated to the Kellwood Board that Sun Capital is prepared to move forward on an expedited basis. To date, all of these efforts have been rebuffed. Sun Capital currently intends to nominate for election at the Company's 2008 Annual Meeting of Stockholders (the "2008 Annual Meeting") as many individuals selected by Sun Capital (the "Sun Capital Nominees") to serve as directors of the Company as there are directors up for election at the 2008 Annual Meeting. This Offer to Purchase does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders. See "The Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares—Appointment as Proxy". If Sun Capital does nominate any Sun Capital Nominees, Sun Capital will file solicitation materials with the Commission to solicit from stockholders proxies in favor of the Sun Capital Nominees. The Company currently has a nine-member board divided into two classes, with one class being elected each year for a two-year term. There could be as many as four of the Company's directors up for election at the 2008 Annual Meeting. Under the DGCL, the Restated Certificate of Incorporation of the Company

(the "Company Certificate of Incorporation"), and the Company's Amended and Restated Bylaws (the "Company Bylaws") and the Company's majority voting policy, the election of the Sun Capital Nominees will be based on a plurality of the votes cast by stockholders present in person or represented by proxy at the stockholders' meeting and entitled to vote on the election of directors. Therefore, assuming four directors are up for election at the 2008 Annual Meeting, the four director nominees receiving the highest votes at the 2008 Annual Meeting will be elected to the Kellwood Board. The Company Certificate of Incorporation allows stockholders to cumulate their votes for director nominees in an election of directors. The Company's majority voting policy—which requires an incumbent director nominee who receives more "Withheld" votes than "For" votes to submit his or her resignation—does not apply in a contested election (that is, one where the number of nominees exceeds the number of directors to be elected).

        Purchaser believes that the Sun Capital Nominees, subject to fulfillment of the fiduciary duties that they would have as directors of the Company, would consider taking action to remove certain obstacles to the stockholders of the Company determining whether to accept the Offer or otherwise consummate the Offer and the Merger, including taking action to (i) redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger), which would satisfy the Rights Condition, (ii) satisfy the Article Sixteenth Condition, (iii) satisfy the Section 203 Condition, and (iv) seek or grant such other consents or approvals as may be desirable or necessary to expedite prompt consummation of the Offer and the Merger. Accordingly, election of the Sun Capital Nominees could, under certain circumstances, allow the stockholders of the Company to determine whether to accept the Offer and could expedite the prompt consummation of the Offer and the Merger if the current Kellwood Board continues to refuse to negotiate with Sun Capital.

        THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

        According to the Company's Quarterly Report on Form 10-Q for the quarter ended November 3, 2007, as of November 3, 2007, there were 25,825,866 Shares outstanding and 1,963,000 Shares issuable upon exercise of outstanding stock options. SCSF currently owns 2,562,000 Shares, which were acquired in open market transactions. Based on the foregoing and assuming that (i) no Shares have been issued (including pursuant to the exercise of any options, warrants, convertible securities or other rights) or acquired by the Company after November 3, 2007 (other than as described in clause (iii) below), (ii) no options have been granted or expire after November 3, 2007 and (iii) all 1,963,000 Shares subject to issuance under the Company's stock option and other equity award programs have been issued at or prior to the consummation of the Offer, there would be 27,788,866 Shares outstanding immediately following consummation of the Offer, and, as a result, the Minimum Condition would be satisfied if Purchaser acquired 11,329,434 Shares in addition to the 2,562,000 Shares already owned by SCSF.

        Purchaser may provide for a subsequent offering period in connection with the Offer. If Purchaser elects to provide a subsequent offering period, it will make a public announcement thereof on the next business day after the previously scheduled Expiration Date (as defined below). See "The Offer—Section 1—Terms of the Offer; Expiration Date".

        No appraisal rights are available in connection with the Offer; however, stockholders may have appraisal rights, if properly exercised under the DGCL, in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Company's stockholders. See "The Offer—Section 11—Purpose of the Offer; Plans for the Company After the Offer and the Merger".

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

1.     Terms of the Offer; Expiration Date.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in Section 4) on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, February 12, 2008, unless and until Purchaser shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

        The Offer is subject to the conditions set forth under "Section 14—Conditions of the Offer", including the satisfaction of the Minimum Condition, the HSR Condition, the Rights Condition, the Article Sixteenth Condition and the Section 203 Condition. If any such condition is not satisfied, Purchaser may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in "Section 4—Withdrawal Rights", retain all such Shares until the expiration of the Offer as so extended, (iii) except as described below, waive any condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn, or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer. Subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right to waive any such condition, other than the HSR Condition and the condition set forth in clause (b) under "Section 14—Conditions of the Offer", in whole or in part, in its sole discretion. Subject to the applicable rules and regulations of the Commission, Purchaser also expressly reserves the right to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer.

        Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right (but will not be obligated) (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in "Section 14—Conditions of the Offer", and (iii) to amend the Offer or, except as described above, to waive any conditions to the Offer, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making public announcement thereof.

        Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

        As of the date of this Offer to Purchase, the Rights do not trade separately. Accordingly, by tendering Common Stock, you are automatically tendering the same number of Rights. However, the Rights Agreement provides that upon the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the voting power of the aggregate of all shares of the Company's voting stock, subject to certain exceptions or (ii) ten business days (or a later date chosen by the Kellwood Board so long as the 20% threshold has not been crossed) following the commencement of (or announcement of an intention to make) a tender offer or exchange offer if, upon consummation thereof, such person or group would be the beneficial owner of 20% or more of the voting power of the aggregate of all shares of the Company's voting stock then outstanding, the Rights shall detach and separate certificates evidencing the Rights will be issued by the Rights Agent as soon as practicable thereafter. Therefore, if such date occurs prior to the expiration of the Offer, tendering stockholders will be required to deliver Rights certificates with their Common Stock. See "Section 7—Certain Information Concerning the Company".

        If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rule 14e-1 under the Exchange Act. If, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer, and, if, at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period.

        Although Purchaser does not currently intend to do so, Purchaser may elect to provide a subsequent offering period in connection with the Offer. If Purchaser does provide for such subsequent offering period, subject to the applicable rules and regulations of the Commission, Purchaser may elect to extend its offer to purchase Shares beyond the Expiration Date for a subsequent offering period of three business days to 20 business days (the "Subsequent Offering Period"), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not withdrawn in accordance with the procedures set forth in "Section 4—Withdrawal Rights") prior to the Expiration Date. In addition, Purchaser may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate length of the Subsequent Offering Period (including extensions thereof) is no more than 20 business days. Shares tendered during the Subsequent Offering Period may not be withdrawn. See "Section 4—Withdrawal Rights. Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to include a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release to the Dow Jones News Service or the Public Relations Newswire on the next business day after the previously scheduled Expiration Date.

        For purposes of the Offer, a "business day" means any day on which the principal offices of the Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of

New York, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        Purchaser has made a request to the Company for the use of its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing by Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment promptly after the Expiration Date all Shares validly tendered (and not properly withdrawn in accordance with "Section 4—Withdrawal Rights") prior to the Expiration Date. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. See "Section 1—Terms of the Offer; Expiration Date" and "Section 15—Certain Legal Matters and Regulatory Approvals". If Purchaser decides to include a Subsequent Offering Period, Purchaser will accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. See "Section 1—Terms of the Offer; Expiration Date".

        In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares" and, if the Distribution Date (as defined below) occurs prior to the expiration of the Offer, certificates for Rights (or a Book-Entry Confirmation of a book-entry transfer of such Rights, if available), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, in the case of a book-entry transfer, or an Agent's Message (as defined below) and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any delay in making such payment.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares", such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

        Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares.

        In order for a holder of Shares to validly tender Shares pursuant to the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates (including, if the Distribution Date occurs prior to the expiration of the Offer, certificates for the Rights) evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message), in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

        THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Book-Entry Transfer.    The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantees.    Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

          (i)    such tender is made by or through an Eligible Institution;

          (ii)   a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii)  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or mail or by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery above may not be used during any Subsequent Offering Period.

        In all cases (including during any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

        Determination of Validity.    All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, SCSF, SC Partners V or any of their respective affiliates or assigns, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

        The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing the Letter of Transmittal, or through delivery of an Agent's Message, as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

        Backup Withholding.    Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold 28% of the amount of any payments pursuant to the Offer or the Merger. In order to prevent backup withholding with respect to payments to certain stockholders for Shares sold pursuant to the Offer or cash received pursuant to the Merger, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish an exemption. Certain stockholders

(including, among others, all corporations and certain non-U.S. individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer or the Merger may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer or the Merger that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-U.S. stockholders should complete and sign an applicable Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4.     Withdrawal Rights.

        Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after Friday, March 14, 2008. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Shares tendered during the Subsequent Offering Period may not be withdrawn. See "Section 1—Terms of the Offer; Expiration Date".

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, SCSF, SC Partners V or any of their respective affiliates or assigns, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in "Section 3—Procedures for Accepting the Offer and Tendering Shares" (except Shares may not be re-tendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

5.     Material U.S. Federal Income Tax Consequences.

        The following is a general discussion of the material U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to the right to receive cash in the Merger (a "Holder"). This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that may be relevant to holders of Shares. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to Holders that hold Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to Shares acquired pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment, or to certain types of Holders (including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations and dealers in securities) that may be subject to special rules. This discussion does not address the U.S. federal income tax consequences to a Holder that, for U.S. federal income tax purposes, is a non-resident alien individual, a non-U.S. corporation, a non-U.S. partnership or a non-U.S. estate or trust and does not consider the effect of any state, local, non-U.S. or other tax laws.

        EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the Holder's adjusted tax basis in Shares tendered pursuant to the Offer or surrendered in the Merger. Gain or loss must be determined separately for each block of Shares tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such capital gain or loss will be long-term capital gain or loss if the Holder has held such Shares for more than one year at the time of the completion of the Offer or consummation of the Merger. For certain non-corporate Holders (including individuals), long-term capital gains generally are subject to preferential rates of U.S. federal income tax. There are limitations on the deductibility of capital losses under the Code.

        Payments in connection with the Offer or Merger may be subject to "backup withholding" at a rate of 28% unless a Holder (i) provides a correct TIN (which, for an individual Holder, is the Holder's social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and, in either case, otherwise complies with applicable requirements of the backup withholding rules. A Holder that does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). Holders may prevent backup withholding by completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the Holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Each Holder should consult its tax advisor as to such Holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6.     Price Range of Shares; Dividends.

        The Shares are listed and traded on the NYSE under the symbol "KWD". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service and the amount of cash dividends paid per Share according to published financial sources and the Company's filings with the Commission.

Shares Market Data

Calendar Year	High	Low	Dividends
2006:
First Quarter	$31.42	$23.20	$0.16
Second Quarter	34.57	27.69	0.16
Third Quarter	30.21	24.46	0.16
Fourth Quarter	34.84	28.50	0.16
2007:
First Quarter	$33.54	$28.94	$0.16
Second Quarter	30.02	26.75	0.16
Third Quarter	30.07	14.21	0.16
Fourth Quarter	19.03	14.53	0.16
2008:
First Quarter (through January 14)	$18.78	$15.49	$0.0

        On September 17, 2007, the last full trading day prior to the submission by Sun Capital of its initial written proposal to acquire the Company, the closing price per Share as reported on the NYSE was $15.17. On January 14, 2008, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the NYSE was $16.51. According to the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007 (the "Company 10-K"), as of March 10, 2007, the approximate number of holders of record of the Shares was 2,510.

        Stockholders are urged to obtain a current market quotation for the Shares.

7.     Certain Information Concerning the Company.

        Except as otherwise set forth in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. Sun Capital has relied upon the accuracy of such information included in publicly available information on the Company and have not made any independent attempt to verify the accuracy of such information.

        General.    According to the Company 10-K, the Company is a Delaware corporation with its principal executive offices located at 600 Kellwood Parkway, P.O. Box 14374, Chesterfield, Missouri 63017. The telephone number of the Company is (314) 576-3100. According to the Company 10-K, the Company is a marketer of women's and men's sportswear, infant apparel and recreational camping products. The Company markets branded as well as private label products to all channels of distribution with product specific to a particular channel. Most of the Company's products are purchased from foreign contract manufacturers.

        Preferred Stock Purchase Rights.    The following description of the preferred stock purchase rights is based upon publicly available documents. This description does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement, which was filed as Exhibit 1 to the Company's registration statement on the Form 8-A filed with the Commission on April 12, 2007.

        On June 1, 2006, the Kellwood Board declared a dividend of one preferred stock purchase right (collectively, the "Rights") on each outstanding share of Common Stock of the Company. Each Right entitles the holder thereof to purchase a unit consisting of one one-hundredth of a share of the Company's Series A Junior Preferred Stock, at a purchase price of $100 per unit (as adjusted from time to time in accordance with the terms of the Rights Agreement, the "Purchase Price"). The dividend was distributed to stockholders of record on June 16, 2006, and the Rights issued were registered under the Exchange Act on June 12, 2006.

        The Rights are represented by the Common Stock certificates and are not exercisable or transferable apart from the Common Stock until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the voting power of the aggregate of all shares of the Company's voting stock, subject to certain exceptions (such date, the "Stock Acquisition Date") or (ii) ten business days (or a later date chosen by the Kellwood Board so long as the 20% threshold has not been crossed) following the commencement of (or announcement of an intention to make) a tender offer or exchange offer if, upon consummation thereof, such person or group would be the beneficial owner of 20% or more of the voting power of the aggregate of all shares of the Company's voting stock then outstanding (the earlier of the dates in (i) and (ii) being called the "Distribution Date"), except in either case pursuant to a "Qualified Offer". A "Qualified Offer" is an offer determined by the Kellwood Board to have, among other things, the following characteristics: (a) it is a fully financed offer for all outstanding shares of Common Stock made by an offeror who owns no more than 10% of the outstanding Common Stock, (b) it has a per share offer price greater than the highest reported market price for the Common Stock in the immediately preceding 24 months, (c) within 20 business days after the commencement of the offer, a nationally recognized investment banking firm retained by the Kellwood Board does not render an opinion to the effect that the consideration being offered is either unfair or inadequate, (d) the offer is not contingent upon any due diligence requirement, (e) the offer is conditioned upon a minimum of at least two-thirds of the outstanding shares of Common Stock being tendered and not withdrawn, with a commitment to acquire all outstanding shares of Common Stock not tendered for the same consideration, and (f) the offer must remain open for 120 business days following its commencement.

        As soon as practicable after the Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to the record holders of Common Stock on the Distribution Date. The Rights will expire on June 10, 2009 (the "Rights Expiration Date"), unless earlier redeemed or exchanged by the Company.

        If the Distribution Date occurs prior to the expiration of the Offer, stockholders will be required to tender one associated Right for each share of Common Stock tendered in order to effect a valid tender of such share of Common Stock either by delivering to the Depositary a Rights Certificate for each share of Common Stock tendered in the Offer or a Book-Entry Confirmation of a book-entry transfer of a Right, if available, in each case in accordance with the provisions of "Section 3—Procedures for Accepting the Offer and Tendering Shares".

        After the Distribution Date and until the occurrence of one of the further events described below, upon exercise of the Rights at the then current Purchase Price, each Right will entitle the holder thereof (other than the Acquiring Person) to receive one one-hundredth of a share of the Series A Junior Preferred Stock. However, if (a) any person becomes an Acquiring Person other than pursuant to a Qualified Offer, and (b) the Kellwood Board does not redeem the Rights within 10 days after the Distribution Date, then each holder (other than the Acquiring Person) of a Right will, after the tenth day following the Distribution Date, have the right to receive, upon exercise of the Right at the then current Purchase Price, a number of shares of Common Stock which at the time of the transaction would have a market value of two times the Purchase Price. In addition, if, at any time following the Distribution Date, the Company is acquired in a merger or other business combination transaction or 50% or more of its assets or earning power is sold other than pursuant to a Qualified Offer, each holder (other than the Acquiring Person) of a Right will thereafter have the right to receive, upon exercise of the Right at the then current Purchase Price, a number of shares of common stock of the acquiring company which at the time of the transaction would have a market value of two times the Purchase Price.

        Following the occurrence of any of the events described above, any Rights that are or were beneficially owned by an Acquiring Person will be null and void.

        The Purchase Price payable, and the number of Units of Series A Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Series A Junior Preferred Stock, (ii) upon the grant to holders of the Series A Junior Preferred Stock of certain rights or warrants to subscribe for Series A Junior Preferred Stock or convertible securities at less than the current market price of the Series A Junior Preferred Stock or (iii) upon the distribution to holders of Series A Junior Preferred Stock of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

        At any time on or prior to the earlier of the Distribution Date or the Rights Expiration Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). Immediately upon the action of the Kellwood Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        At any time any person becomes an Acquiring Person and prior to such time as such person, together with its affiliates becomes the beneficial owner of at least 75% of the Company's outstanding Common Stock, the Company may, provided that all necessary regulatory approvals have been obtained, exchange the Rights (other than Rights owned by such Acquiring Person which become null and void), in whole or in part, at a ratio of one share of Common Stock per Right, subject to adjustment.

        The Rights Agreement can be amended or supplemented by the Kellwood Board at any time without the approval of the holders of any Rights; provided, however, that after a person becomes an Acquiring Person, the Company may amend the Rights Agreement only in a manner that does not adversely affect the holders of Rights (excluding the Acquiring Person or its affiliates and associates).

        The Rights Agreement provides that the Corporate Governance Committee of the Kellwood Board shall review and evaluate the Rights Agreement in order to consider whether the maintenance of the Rights Agreement continues to be in the best interests of the Company, its stockholders and other relevant constituencies of the Company annually, or sooner than that if any person shall have made a proposal to the Company or its stockholders, or taken any other action that, if effective, could cause such person to become an Acquiring Person, if a majority of the members of the committee shall deem such review and evaluation appropriate after giving due regard to all relevant circumstances. Following each such review, the committee shall communicate its conclusions to the full board of directors, including any recommendation in light thereof as to whether the Rights Agreement should be modified or the Rights should be redeemed.

        Sun Capital believes that, under the circumstances of the Offer and under applicable law, the Kellwood Board has a fiduciary obligation to redeem the Rights or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger, and Purchaser is hereby requesting that the Kellwood Board take such action. However, there can be no assurance that the Kellwood Board will redeem the Rights or amend the Rights Agreement.

        Available Information.    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 100 F Street, N.E. Washington, D.C. 20549. The Commission also maintains electronic reading rooms on the on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the Commission.

8.     Certain Information Concerning Purchaser, SCSF and SC Partners V

        Purchaser is a newly formed Delaware limited liability company organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. All equity interests in Purchaser are indirectly owned by SCSF and SC Partners V. The principal offices of Purchaser are located at 5200 Town Center Circle, Suite 600, Boca Raton, Florida 33486, and the telephone number is (561) 394-0550.

        Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

        SCSF is Delaware limited liability company principally engaged in the business of making investments in publicly traded equity or debt securities. The principal offices of SCSF are located at 5200 Town Center Circle, Suite 600, Boca Raton, Florida 33486.

        SC Partners V is a Cayman Islands exempt limited partnership. SC Partners V is a private equity fund with $6 billion under management and is principally engaged in the business of making investments in public or private companies. The principal offices of SC Partners V are located at c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman, Cayman Islands KY1-9002.

        Purchaser, SCSF and SC Partners V are all affiliates of Sun Capital Partners, Inc. Sun Capital Partners is a leading private investment firm focused on leveraged buyouts, equity, debt and other investments in market-leading companies. Sun Capital specializes in niche opportunities of corporate divestitures, turnarounds, underperformers and special situations that can benefit from its in-house operating professionals and experience. Sun Capital has approximately $10 billion of equity capital under management and can invest more than $2 billion of capital in any one transaction. With a team of over 170 professionals having significant operational and transactional experience, affiliates of Sun Capital have invested in and managed more than 175 companies worldwide since the firm's inception in 1995. These companies enjoy revenues in excess of $35 billion and employ more than 150,000 people. Sun Capital has extensive investment experience with apparel companies in wholesale and retail channels, as well as numerous companies within the broader consumer sector. Sun Capital has offices in Boca Raton, Los Angeles and New York, and affiliates with offices in London, Tokyo and Shenzhen.

        The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors, executive officers, managing members and control persons (as applicable) of Purchaser, SCSF and SC Partners V and certain other information are set forth in Schedule I hereto. Except as described in this Offer to Purchase and in Schedule I hereto, none of Purchaser, SCSF, SC Partners V or, to the best knowledge of Purchaser SCSF and SC Partners V, any of the persons listed on Schedule I to the Offer of Purchase, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

        SCSF currently owns 2,562,000 Shares, all of which were acquired in ordinary market transactions between April 26, 2007 and July 26, 2007 at an average price of $28.16 per Share and which will be contributed to Parent prior to the consummation of the Merger. The Shares owned by SCSF represent 9.9% of the 25,825,866 Shares outstanding as of November 3, 2007. Except as described in this Offer to Purchase, (i) none of Purchaser, SCSF, SC Partners V nor, to the best knowledge of Purchaser, SCSF and SC Partners V, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Purchaser, SCSF, SC Partners V or any of the persons so listed, beneficially owns or has any right to acquire any Shares and (ii) none of Purchaser, SCSF, SC Partners V nor, to the best knowledge of Purchaser, SCSF and SC Partners V, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

        Except as otherwise described in this Offer to Purchase, none of Purchaser, SCSF, SC Partners V nor, to the best knowledge of Purchaser, SCSF and SC Partners V, any of the persons listed in Schedule I to this Offer to Purchase has any contract, agreement, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, none of Purchaser, SCSF, SC Partners V nor, to the best knowledge of Purchaser, SCSF and SC Partners V, any of the persons listed on Schedule I hereto has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contacts between any of Purchaser, SCSF, SC Partners V or any of their respective subsidiaries or, to the best knowledge of Purchaser, SCSF and SC Partners V, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of assets of the Company.

9.     Financing of the Offer and the Merger.

        The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $560,000,000. The offer is not conditioned upon any financing arrangements. SC Partners V will provide us with the funds necessary to purchase the shares in the offer and has provided us with an equity commitment letter pursuant to which it has agreed to fund the entire purchase price with its own capital. Fund V has approximately $5.5 billion of aggregate uncalled capital commitments.

10.   Background of the Offer; Contacts with the Company.

        SCSF has been a shareholder of the Company since April 2007. SCSF purchased Common Stock of the Company through open market transactions and, as of the date of the Offer, SCSF owns 2,562,000 shares of Common Stock, representing 9.9% of the outstanding shares of Common Stock as of November 3, 2007.

        Prior to September 6, 2007, as part of the customary research and due diligence activities undertaken by Sun Capital in connection with its investments, Sun Capital had periodic calls with representatives of the Company's finance department and investor relations office. In addition, Sun Capital had several telephone conversations and email communications with Company management regarding limited cooperation between Sun Capital and the Company in the areas of supply procurement and shipping, but no specific plan was implemented as a result of those communications.

        On June 28, 2007, at Sun Capital's request, the Company's management, including its chairman and chief executive officer, chief financial officer and general counsel, met with representatives of Sun Capital at the Company's executive offices in New York. At the June 28 meeting, representatives of Sun Capital expressed concerns over the Company's valuation of the businesses it had acquired, and questioned how these acquisitions would ultimately create value for the Company's shareholders. Sun Capital also asked about the specific plans that the Company intended to implement in order to achieve its financial projections.

        On September 6, 2007, the Company issued an earnings release in which it lowered its earnings forecast for the 2007 fiscal year and announced a reorganization of its women's sportswear business. After reviewing the disappointing financial results reported on September 6, representatives of Sun Capital engaged in discussions with the Company's management regarding potential strategic options for the Company, including a sale of the Company. Sun Capital expressed its belief that the steps necessary to maximize shareholder value would require more aggressive actions than those being undertaken by the Company, and such actions would be extremely difficult to execute in a public company context. After these discussions, the Company's management suggested that Sun Capital submit a specific proposal for review by the full Kellwood Board.

        On September 18, 2007, Sun Capital Securities Group, LLC ("SC Securities") sent a letter to the Kellwood Board with a non-binding proposal to acquire 100% of the capital stock of the Company for $21.00 per share in cash. The full text of the letter is as follows:

SUN CAPITAL SECURITIES GROUP, LLC

5200 Town Center Circle, Suite 600
Boca Raton, Florida 33486
561-394-0550

  September 18, 2007

  The Board of Directors
  Kellwood Company
  c/o Mr. Robert C. Skinner Jr.
  Chairman & Chief Executive Officer
  420 5th Avenue, 28th Floor
  New York, NY 10018

  Members of the Board:

  Sun Capital Securities Group, LLC and its assigns ("Sun Capital") is pleased to submit this non-binding proposal to acquire 100% of the capital stock of Kellwood Company ("Kellwood" or the "Company") for $21.00 per share in cash. Our proposal represents a premium of 38% to the most recent closing price of $15.17.

  Sun Capital will require 30 days of financial and legal diligence to finalize its proposal. We are prepared to bridge the entire purchase price from our own capital, and there will be no financing contingency in the definitive purchase and sale agreement. Our strong preference is for management to retain their leadership roles going forward, although our proposal is not contingent or otherwise predicated on management's participation.

  This letter represents only the intent of Sun Capital, does not constitute a contract or agreement, is not binding, and shall not be enforceable against Sun Capital.

  Background and Rationale for Proposal

  As you know, Sun Capital has been a shareholder of the Company since May 2007. We currently hold 2.56 million shares representing approximately a 9.9% ownership position on a fully diluted basis, which we believe makes Sun Capital the Company's second largest shareholder.

  As a significant shareholder, we want to thank management for the time they have spent with us over the past six months explaining their business strategy and listening to some of our ideas on how to maximize value for all shareholders. We too believe that Kellwood has a fundamentally attractive collection of assets, which, over time, could potentially generate higher levels of profitability and growth. In this regard, we greatly appreciate management's efforts to drive the business and create shareholder value.

  However, even before the disappointing financial results reported on September 6th, we have been troubled by the Company's inconsistent financial performance. The Company's stock price performance has also materially underperformed over the past several years on an absolute basis as well as relative to its peers. Such absolute and relative underperformance has sharply accelerated in the run up to and aftermath of the Company's earnings announcement on September 6th. Furthermore, we do not see any visibility on a material and sustained recovery in shareholder value in the near to intermediate term absent a change in strategy.

  Sun Capital believes that management has made a strong effort given the challenges the industry and the Company face, and the constraints Kellwood is under as a public company. Our fundamental concern is that, while the Company's core assets may be attractive, those assets are not configured in a manner to maximize value for shareholders in both the near and long term. We believe that the steps necessary to maximize shareholder value will require more aggressive action than has currently been undertaken, will take time to implement and will be extremely difficult to execute in a public company context.

  In conversations with management, we discussed these issues and, in that context, the potential benefits to all shareholders of a sale of the Company. Management suggested that we submit a specific proposal for review by the full Board to the extent we desire to pursue this course.

  Timing and Alternatives

  Sun Capital has a long history of completing transactions quickly and efficiently. We are prepared to move forward on an expedited basis to reach a definitive agreement and consummate a transaction. At the same time, as a large shareholder of the Company, we are open to other alternatives that could generate more value, on a risk and time adjusted basis, for all shareholders. Accordingly, we would not object to the Company evaluating other potential alternatives in parallel with working with Sun Capital to finalize a transaction.

  Please note that, while Sun Capital is open to other potential alternatives, we do not believe that time is on the Company's side. We are concerned that a drawn out process to explore strategic alternatives, or waiting until the business or markets improve, holds a material risk of leading to a further diminution in shareholder value. Therefore, we hope that the Company does not hesitate in engaging in a process with Sun Capital, and we encourage the Company to explore in parallel only those alternatives which are credibly actionable in a reasonable time frame.

  Overview of Sun Capital

  Sun Capital (www.SunCapPart.com), based in Boca Raton, Florida with offices in New York and Los Angeles, and with affiliate offices in London, Tokyo and Shenzhen, is a leading private investment firm focused on leveraged buyouts and investments in market leading companies. Sun Capital focuses on niche opportunities of corporate divestitures, turnarounds, underperformers and special situations that can benefit from our in-house operating professionals and experience. Sun Capital invests in companies with a leading position in their industry, long-term competitive advantages, and significant barriers to entry.

  Sun Capital has nearly $10 billion of equity capital under management. With a team of over 150 people possessing significant operational and transactional experience, Sun Capital affiliates have invested in more than 165 companies, with aggregate sales in excess of $35 billion, since the firm's inception in 1995.

  Sun Capital has been the most acquisitive private investment firm in the U.S. over the past four years, closing 107 transactions from 2002-2006, including 30 acquisitions in 2005 and 33 transactions in 2006 and 27 transactions to date in 2007, and was recently listed in a leading M&A trade publication as the fifth most acquisitive company of any kind in the United States. Sun Capital has received numerous accolades over the years, including being named the Private Equity Firm of the Year for both 2003 and 2004 by the M&A Advisor, a leading periodical for the M&A industry. In addition, we have been highly acquisitive on a global basis, completing 23 international transactions since 2002, including 15 platforms.

  Next Steps

  Thank you very much for your consideration, and we look forward to hearing from you soon. Sun Capital will be available to discuss our proposal with representatives of the Board at your convenience. In order to comply with its disclosure obligations, Sun Capital intends to amend its 13-D by Tuesday, September 18th to reflect our interest in acquiring the Company, at which time this letter will become public.

  Kind Regards,

/s/ Jason G. Bernzweig Jason G. Bernzweig Vice President Sun Capital Securities Group, LLC

        On October 17, 2007, Kellwood announced that the Kellwood Board had unanimously rejected the acquisition proposal submitted by Sun Capital. The Kellwood Board also repeatedly resisted Sun Capital's efforts to open a constructive dialogue regarding its interest in acquiring control of the Company.

        On November 6, 2007, the Company announced a long-term strategic plan and provided an update on the continued execution of its five-year strategic initiatives. After review of the strategic plan announced by the Company, on November 12, 2007, SC Securities sent a second letter to the Kellwood Board, reaffirming its proposal of September 18, 2007 to acquire 100% of the capital stock of the Company for $21.00 per share in cash, with no financing contingency. The full text of the letter is as follows:

SUN CAPITAL SECURITIES GROUP, LLC

5200 Town Center Circle, Suite 600
Boca Raton, Florida 33486
561-394-0550

  November 12, 2007

  The Board of Directors
  Kellwood Company
  c/o Mr. Robert C. Skinner Jr.
  Chairman & Chief Executive Officer
  420 5th Avenue, 28th Floor
  New York, NY 10018

  Members of the Board:

  Sun Capital Securities Group, LLC ("Sun Capital") hereby reaffirms its proposal of September 18, 2007 to acquire 100% of the capital stock of Kellwood Company for $21.00 per share in cash. We are prepared to bridge the entire purchase price from our own capital, and, as such, our proposal contains no financing contingency.

  We are very disappointed that you rejected this proposal on October 17 and have repeatedly resisted our efforts to open a constructive dialogue regarding our interest in acquiring control of Kellwood. We have carefully reviewed the strategic plan Kellwood announced on November 7 and note that it resembles the plan announced in mid-2005. The lack of execution since mid-2005 has resulted in a significant deterioration in both financial results and shareholder value. We believe that receiving $21.00 per share in cash now represents superior value for shareholders, especially on a risk-adjusted basis, compared to what they can expect to realize through Kellwood's pursuit of its long-term plan. Consider the following facts:

  At $21.00 per share in cash, Sun Capital's offer represents:

  •
  A 38% premium to Kellwood's closing stock price on September 18, 2007, the last trading day before disclosure of our offer

  •
  A 40% premium to Kellwood's closing stock price on November 7, 2007, the day after Kellwood announced its latest strategic plan

  •
  A 32% premium to Kellwood's latest closing stock price on November 9, 2007

  Kellwood's earnings guidance is extremely aggressive by any objective measure. The FY2008 guidance represents year-over-year growth in excess of 100% (and 48% before the effect of announced cost savings and the transformation of Phat Farm men's business to solely a licensing model), and Kellwood's long-term plan calls for 25% compound annual EPS growth. This projected growth significantly exceeds each of the Company's peers and is far greater than anything Kellwood has ever achieved in the past. This disconnect is of great concern given Kellwood's established track record of performing below expectations, which further calls into question the achievability of these targets. The Company has revised its annual guidance downward in each of the last five years, has failed to achieve performance benchmarks communicated to shareholders, and continues to take actions that contradict previously articulated strategic plans. Clearly, any missteps in meeting your new targets will lead to further erosion of value. Having endured the worst stock price performance in the peer group over the past five years, shareholders are entitled to tangible evidence that Kellwood's performance is validating these aggressive projections.

  Our strong preference is to acquire Kellwood in a friendly negotiated transaction, but we are prepared to take all necessary steps to protect the value of our existing 9.9% ownership position in Kellwood, including making a $21.00 per share offer directly to Kellwood's other shareholders. We have extensive investment experience with apparel companies in wholesale and retail channels, as well as numerous companies within the broader consumer sector—and your employees and customers should know that we are prepared to commit substantial resources beyond the purchase price to build Kellwood's business over time.

  Consistent with our disclosure obligations, we are amending our 13-D filing to make this letter public. We are available to meet immediately with you and your representatives to negotiate a mutually beneficial transaction. Please let us know how you would like to proceed.

  Kind Regards,

/s/ Jason G. Bernzweig Jason G. Bernzweig Vice President Sun Capital Securities Group, LLC

        On November 13, 2007, the Kellwood Board again rejected the reaffirmed $21 per share offer from Sun Capital, and continued to resist Sun Capital's request to engage in constructive discussions regarding a potential sale of the Company.

        On January 4, 2008, Kellwood announced that it would be repurchasing $80 million of outstanding Shares after entering into an accelerated share repurchase agreement with Bank of America. According to Kellwood's press release announcing the transaction, the $80 million repurchase would represent approximately 18% of Kellwood's outstanding Shares based on its then current market price, would take approximately 9 months to complete and would be funded using a portion of the proceeds from the sale of the Smart Shirts business.

        On January 9, 2008, Kellwood announced that it had commenced a cash tender offer for up to $60 million aggregate principal amount of its 7.875% Notes due 2009. According to Kellwood's press release announcing the transaction, the funding for the offer would come from a portion of the proceeds from the sale of the Smart Shirts business.

        On January 10, 2008, SC Securities sent a third letter to the Kellwood Board. The full text of the letter is as follows:

SUN CAPITAL SECURITIES GROUP, LLC

5200 Town Center Circle, Suite 600
Boca Raton, Florida 33486
561-394-0550

  January 10, 2008

  The Board of Directors
  Kellwood Company
  c/o Mr. Robert C. Skinner Jr.
  Chairman & Chief Executive Officer
  420 5th Avenue, 28th Floor
  New York, NY 10018

  Members of the Board:

  As the second largest shareholder in Kellwood Company ("Kellwood" or the "Company") with an approximate 9.9% ownership interest, Sun Capital Securities Group, LLC ("Sun Capital") strongly urges the Company to immediately terminate its ill-advised and value destructive tender offer (the "Bond Tender") for the 7.875% Senior Notes due July 2009 (the "Notes"). The Bond Tender, if completed, would be destructive to equity value and would represent a direct transfer of value from your shareholders to bondholders. This is evidenced by an 8% decline in your stock price yesterday following the announcement of the Bond Tender, while the broader markets were up over 1%.

  Paying off these Notes that have terms extremely favorable to Kellwood and cannot be replicated in today's financing environment is detrimental to the Company and your shareholders. The compelling attributes of these Notes include, but are not limited to, the absence of maintenance covenants, which provides the Company with significant financial flexibility as management attempts to execute its most recent restructuring plan. Also, there is no restricted payments covenant, which allows the Company to distribute its free cash flow, as well as proceeds from asset sales to shareholders without limitation. In addition, there is no change of control provision, which allows the Company and its shareholders to capture a higher value in a sale because a buyer would be able to assume the Notes on favorable terms relative to alternate financing options. Accordingly, paying a premium to repurchase these Notes at this time, when it would be clearly beneficial to hold the Notes to maturity and repay them at par, is at odds with the fiduciary obligation of the Board and management to maximize shareholder value.

  If the Board has genuine confidence in management's business plan, the right strategy for maximizing shareholder value would be to leave the Notes outstanding at this time, distribute the cash proceeds to shareholders, either in a special dividend or via a share repurchase, and then refinance the Notes in 18 months upon maturity at par. We note that the $60 million required for the tender represents 15% of your current market capitalization or approximately $2.30 per share of realizable value to your shareholders. Alternatively, if the Board understandably has concerns about management's business plan, the right approach would be to negotiate with Sun Capital or run a sale process where potential buyers would have the ability to assume the Notes. In either circumstance, the Bond Tender is not in the interest of Kellwood shareholders.

  It is clearly irresponsible for Kellwood to repay the Notes at this time, particularly at a premium. As fiduciaries for shareholders you cannot justify this direct transfer of value from shareholders to bondholders. Therefore, the only responsible action by the Board, as fiduciaries for shareholders, is to immediately terminate the Bond Tender.

  Sincerely,

/s/ Jason G. Bernzweig Jason G. Bernzweig Vice President Sun Capital Securities Group, LLC

        On January 15, 2008, prior to the issuance of a press release announcing its intention to commence the Offer, Sun Capital delivered the following letter addressed to the Kellwood Board:

  January 15, 2008

  The Board of Directors
  Kellwood Company
  c/o Mr. Robert C. Skinner Jr.
  Chairman & Chief Executive Officer
  420 5th Avenue, 28th Floor
  New York, NY 10018

  Members of the Board:

  We want to inform you that affiliates of Sun Capital Securities Group, LLC ("Sun Capital") are commencing a tender offer to purchase all of the outstanding shares of Kellwood Company ("Kellwood" or the "Company") common stock for $21.00 per share in cash. Our $21.00 per share offer represents a 38% premium to the Company's unaffected stock price on September 18, 2007, the day before we made our offer public. This offer price, however, will be reduced to $19.50 per share if the Company does not terminate its $60 million tender offer (the "Bond Offer") for its 7.875% Senior Notes due in July 2009 (the "Notes"). We simply cannot justify the premium set forth in our initial proposal if you continue to destroy equity value through ill-advised initiatives, including but not limited to the Bond Offer.

  Importantly, we believe the Board should also seriously consider that the stock is clearly trading on the prospect of a transaction. Since we made our initial offer, Kellwood's peer group has depreciated 29%, while the S&P Consumer Discretionary Index has declined 18% due to weakening fundamentals in the consumer sector. Conversely, during this timeframe, Kellwood's stock has appreciated 10%, reflecting the significant value inherent in our buyout proposal. Accordingly, we believe Kellwood's stock price would decline significantly, likely to a level well below its trading price on September 18, 2007, absent the prospect of a sale of the Company. Therefore, our offer of $21.00 per share arguably represents a premium substantially greater than 38% relative to Kellwood's unaffected stock price. Nevertheless, Sun Capital is fully prepared to honor our offer price of $21.00 per share if Kellwood rescinds the Bond Offer.

  Your continued unwillingness to enter into a constructive dialogue with us regarding our interest in acquiring control of Kellwood has left us no choice but to take our proposal directly to your shareholders. We firmly believe our $21.00 per share cash tender offer, which is not contingent on financing or due diligence, presents Kellwood shareholders with a very attractive value proposition given the sizeable premium and the value certainty it provides. Taking into account the substantial value impairment suffered in recent years, as well as the considerable risk associated with Kellwood's ability to execute its latest strategic plan, we believe the shareholders will recognize the compelling value of our offer.

  We believe your fiduciary duties should compel you to enter into good faith negotiations with us regarding a consensual transaction. In this context, the Company should take all actions necessary to allow our offer to proceed, including eliminating the Company's rights plan, Delaware General Corporation Law Section 203 and Section 16 of the Company's Certificate of Incorporation as obstacles to our offer. However, if Sun Capital is unable to reach agreement with you in the near term regarding a negotiated transaction, we fully intend to nominate a slate of directors for election at the Company's 2008 Annual Meeting.

  Please consider the following:

  •
  $21.00 per share in cash offers a substantial premium and value certainty. Sun Capital's $21.00 per share offer represents (1) a 38% premium to Kellwood's closing stock price on September 18, 2007, the last trading day before disclosure of our offer; (2) a 40% premium to Kellwood's closing stock price on November 7, 2007, the day after Kellwood announced its latest strategic plan; and (3) a 27% premium to Kellwood's closing stock price on January 14, 2008, which plainly reflects the existence of our offer to acquire the Company and deliver immediate value to its shareholders.

Our $21.00 per share offer implies a Price-to-Earnings multiple of 21.2 times and 14.0 times the Company's own 2007 and 2008 financial guidance, respectively, assuming cash proceeds from the sale of Smart Shirts are used to immediately repurchase stock and debt on a pro forma basis. As such, our offer ascribes fair value to the Company's optimistic 2008 financial guidance, despite the clear risk that Kellwood may be unable to achieve projected EPS growth of more than 100% on a reported basis. Additionally, our offer implies an Enterprise Value-to-LTM EBITDA transaction multiple of 7.7 times. This valuation represents a significant premium to Kellwood's broader apparel industry peer group, which consists of companies that largely have had more stable financial results and are not attempting to execute on a long-term turnaround initiative. Specifically, the apparel peer group trades at a median estimated 2007 Price- to-Earnings multiple of 10.5 times and an LTM Enterprise Value-to-EBITDA multiple of 6.0 times. Accordingly, our offer provides value certainty for shareholders without bearing the substantial execution risk of Kellwood's latest strategic plan.

•
Kellwood's 5-year plan is overly optimistic and lacks credibility. Your new plan announced in November 2007—which looks remarkably similar to the plan you announced in mid-2005 that did not deliver promised value—sets extremely ambitious goals across all major metrics. The latest plan has established a target operating margin of 9% by 2012, which is substantially the same target that has been communicated to shareholders since 2003 as a near-term objective. Your inability to achieve this level of profitability, which is now expected to take a decade to realize from when the commitment was first made, is very concerning. In fact, since establishing this margin goal, despite the Company's various restructuring plans, the business and margins have actually deteriorated.

Kellwood's projected compound annual EPS growth rate of 25%, on top of a projected 100%-plus increase in 2008 on a reported basis, exceeds that of all of its industry peers and is significantly greater than the peer group median growth rate of 13%. Therefore, the Company and its board are asking shareholders to trust management, yet again, to deliver significant improvement in financial performance, immediately after announcing another considerable earnings shortfall versus guidance.

•
Kellwood has a history of unmet financial targets and poor returns on capital deployed. Since 1998, Kellwood has spent almost $1 billion on capital expenditures and acquisitions (net of divestitures) and returned $310 million to shareholders in the form of share repurchases and dividends. Moreover, in each of the past five years, the Company's lack of success in executing its strategic initiatives has led it to consistently revise annual guidance downward. Over these same periods, Kellwood's stock has significantly underperformed that of its peers and all relevant indices, losing nearly 45% of its value since the beginning of 1998 and 37% since 2003. In its public comments since announcing its latest strategic plan, Kellwood's management has failed to explain why, given this track record, shareholders should have confidence in the latest optimistic projections.

  •
  Repaying $60 million of Notes is another clear example of financial mismanagement. For the reasons set forth in our letter dated January 10, 2008, paying off $60 million of the Notes, which have terms extremely favorable to Kellwood that cannot be replicated in today's financing environment, is damaging to the Company and represents a direct transfer of value from shareholders to bondholders. Specifically, this equates to approximately $2.30 per share of realizable value to shareholders or 15% of the Company's market capitalization. Not only is the Bond Offer a poor financial decision, we specifically note that the bonds do not contain a change of control provision, which means shareholders could capture a higher value in a sale of the Company because a buyer could assume the Notes, which have more favorable terms relative to alternate financing options. Not surprisingly, the negative equity value implication of the Bond Offer was recognized by the public market, as Kellwood's stock declined 8% on the day the Bond Offer was announced, while the broader markets were up 1%.

Accordingly, we insist that Kellwood's board immediately terminate the Bond Offer and allow the Company's shareholders the right to realize the value inherent in Sun Capital's $21.00 offer, rather than unnecessarily transferring this value to the bondholders.

•
Kellwood has refused repeated requests to engage in constructive dialogue. In spite of numerous requests from Sun Capital, as well as demands from other significant shareholders, you have refused even to discuss our offer with us or consider alternative transactions.

  We believe Kellwood's shareholders should be allowed to choose for themselves between our offer, which delivers substantial, immediate and certain value, and Kellwood's highly speculative five-year plan. Consequently, we have decided to take our offer directly to Kellwood shareholders. As we have repeatedly stated, Sun Capital would strongly prefer to enter into a negotiated transaction. However, given the Company's poor track record and your unwillingness to discuss our offer with us, we feel compelled to act now to protect our substantial investment in Kellwood—which at 9.9% of the outstanding shares is significantly larger than the collective ownership position of Kellwood's directors and executive officers.

  We hope you will honor your fiduciary obligations to Kellwood's shareholders and enter into a constructive dialogue with Sun Capital regarding our proposal. We stand ready to work with you expeditiously to complete a definitive agreement to acquire Kellwood. Consistent with our disclosure obligations, we are amending our Schedule 13-D filing to make this letter public.

  Sincerely,

  Jason G. Bernzweig
  Vice President
  Sun Capital Securities Group, LLC

11.   Purpose of the Offer; Plans for the Company After the Offer and the Merger.

        Purpose of the Offer.    The purpose of the Offer and the Merger is for Sun Capital to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is for Sun Capital to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of SCSF and SC Partners V. Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek to have the Company consummate the Merger. Pursuant to the Merger, the outstanding Shares not owned by Sun Capital would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.

        Statutory Requirements; Approval of the Merger.    Under the DGCL and the Company's Certificate of Incorporation, if the Article Sixteenth Condition and the Section 203 Condition have been satisfied, the Merger would require the approval of the Kellwood Board and the holders of a majority of the outstanding Shares. If Purchaser acquired, pursuant to the Offer or otherwise, at least a majority of the outstanding Shares, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. In addition, under the DGCL, if Purchaser acquired, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares and if the Article Sixteenth Condition and the Section 203 Condition have been satisfied, Purchaser would be able to approve the Merger of the Company without a vote of the Kellwood Board or other stockholders. If Purchaser acquires control of the Company, Purchaser currently intends that, prior to the acquisition of the entire equity interest in the Company, no dividends will be declared on the Shares.

        Section 203 of the DGCL ("Section 203") could significantly delay Purchaser's ability to acquire the entire equity interest in the Company. In general, Section 203 prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

        The provisions of Section 203 do not apply to a Delaware corporation if, among other things, (i) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203 by (in addition to any other required vote) the affirmative vote of a majority of the shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to its adoption, unless the corporation has never had a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders and the corporation has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by Section 203, in which case, such amendment would become effective immediately, (ii) such corporation does not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or (iii) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors or, in certain cases, during a period in which the restrictions contained in Section 203 did not apply to such person and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

        The Offer is subject to satisfaction of the Section 203 Condition, which will be satisfied if, among other things, (i) prior to the acceptance for payment of Shares pursuant to the Offer, the Kellwood

Board approves the Offer or the Merger or (ii) there are validly tendered prior to the Expiration Date and not withdrawn a number of Shares which, together with the Shares then owned by Sun Capital, would represent at least 85% of the Shares outstanding on the date hereof (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of the Company).

        Purchaser reserves the right to waive the Section 203 Condition, although there can be no assurance that Purchaser will do so, and Purchaser has not determined whether it would be willing to do so under any circumstances. If Purchaser waives such condition and purchases Shares pursuant to the Offer or otherwise and Section 203 is applicable, Purchaser may nevertheless seek to consummate the Merger or another business combination with the Company. Purchaser believes it would be able to cause the consummation of such a merger or other business combination if it owns a majority of the outstanding Shares and (i) such merger or other business combination is approved by the Kellwood Board and authorized at an annual or special meeting of stockholders of the Company by the affirmative vote of at least 66 2/3% of the outstanding Shares not owned by Sun Capital, or (ii) such merger or other business combination occurs after the expiration of three years following the date Sun Capital became an interested stockholder.

        On the other hand, if purchaser waives the Section 203 Condition and purchase Shares pursuant to the Offer or otherwise and is prevented by Section 203 from consummating the Merger or another business combination with the Company, Purchaser may (i) determine not to seek to consummate the Merger or another business combination, (ii) seek to acquire additional Shares in the open market, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the price paid in the Offer or (iii) seek to effect one or more alternative transactions with or by the Company. Sun Capital has not determined whether it would take any of the actions described above under such circumstances.

        The exact timing and details of the Merger or any other merger or other similar business combination involving the Company will necessarily depend upon a variety of factors, including the number of Shares Purchaser acquires pursuant to the Offer. Although Purchaser currently intends to propose the Merger generally on the terms described above, it is possible that, as a result of substantial delays in its ability to effect such a transaction, actions the Company may take in response to the Offer, information Purchaser obtains hereafter, changes in general economic or market conditions or in the business of the Company or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. Purchaser reserves the right not to propose the Merger or any other merger or other similar business combination with the Company or to propose such a transaction on terms other than those described above.

        Short-Form Merger.    Under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, and the Article Sixteenth Condition and the Section 203 Condition have been satisfied, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Sun Capital currently intends to take all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger.

        Appraisal Rights.    Section 262 is reprinted in its entirety as Schedule II to this Offer to Purchase. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Schedule II. This discussion and Schedule II should be reviewed carefully by any holder who wishes to preserve the right to exercise appraisal rights, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights. HOLDERS WHOSE SHARES ARE TENDERED PURSUANT TO THE TENDER OFFER, WILL NOT BE ENTITLED TO APPRAISAL RIGHTS.

        If the Merger is consummated, a record holder of Shares who makes the demand described below with respect to such Shares, and who does not tender Shares pursuant to the Offer, continuously is the record holder of such Shares through the effective time of the Merger (the "Effective Time"), otherwise complies with the statutory requirements of Section 262 and neither votes in favor of the Merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his, her or its Shares. All references in this summary of appraisal rights to a "stockholder" or "holders of Shares" are to the record holder or holders of Shares.

        Appraisal rights if the Merger following the Offer is a "short-form" merger under Section 253 of the Delaware General Corporation Law (i.e., Purchaser acquires at least 90% of the outstanding Shares in the Offer):    Under Section 262, if the Merger is accomplished pursuant to Section 253 of the Delaware General Corporation Law, then, either Kellwood or Purchaser before the Effective Time or, Kellwood, within 10 days after the Effective Time, must notify each stockholder entitled to appraisal rights of the Merger and that appraisal rights are available to such stockholders and include in each such notice a copy of Section 262.

        Holders of Shares who desire to exercise their appraisal rights must deliver a written demand for appraisal to Kellwood within 20 days after the date of mailing of the notice referred to above. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Kellwood of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the Shares.

        Appraisal rights if the Merger following the Offer is a "long-form" merger under Section 251 of the Delaware General Corporation Law (i.e., Purchase acquires at least 50% of the outstanding Shares of Common Stock in the Offer, and the Merger is being consummated following approval thereof at a meeting of Kellwood's stockholders):    Under Section 262, if the Merger is to be submitted for approval at a meeting of Kellwood's stockholders, not less than 20 days prior to the meeting, Kellwood must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262.

        Holders of Shares who desire to exercise their appraisal rights must not vote in favor of the Merger and must deliver a separate written demand for appraisal to Kellwood prior to the vote by the stockholders of Kellwood on the Merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Kellwood of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the Common Stock. A proxy or vote against the Merger will not by itself constitute such a demand. Within ten days after the Effective Time, Kellwood must provide notice of the Effective Time to all stockholders who have complied with Section 262 and who have not voted in favor of or consented to the Merger.

        Generally applicable discussion of appraisal rights:    If the Merger is consummated, a person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the Shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds Shares through a broker who in turn holds the Shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such Shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

        If the Merger is consummated, a record holder, such as a broker, fiduciary, depositary or other nominee, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner.

        If the Merger is consummated, within 120 days after the Effective Time, either Kellwood if surviving or any stockholder who has complied with the required conditions of Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on Kellwood in the case of a petition filed by a stockholder, demanding a determination of the fair value of the Shares of all dissenting stockholders. There is no present intent on the part of Purchaser to cause Kellwood to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Purchaser will cause the filing of such a petition or that Kellwood will cause the initiation of any negotiations with respect to the fair value of such Shares. Accordingly, holders of Shares who desire to have their Shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from Kellwood a statement setting forth the aggregate number of Shares not voting in favor of the Merger and with respect to which demands for appraisal were received by Kellwood and the number of holders of such Shares. A person who is the beneficial owner of Shares held in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in the previous sentence. Such statement must be mailed (i) within ten days after the written request therefor has been received by Kellwood or (ii) within ten days after the expiration of the period for the delivery of demands as described above, whichever is later.

        If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their Shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the appraisal proceeding shall be conducted, as to the Shares owned by such stockholders, in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court shall determine the fair value of such Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value.

        In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the consideration in the Merger.

        Although Purchaser believes that the consideration being offered in the Offer and the Merger is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration being offered in the Offer and the Merger. Moreover, Purchaser does not anticipate offering more than the consideration being offered in the Offer and the Merger to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a Share is less than such consideration.

        The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although, upon application of a dissenting stockholder of Kellwood, the Delaware Court may order that all or a portion of the expenses incurred by any such stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

        Any holder of Shares who has duly demanded appraisal in compliance with Section 262, after the Effective Time, will not be entitled to vote for any purpose any Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

        At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of Kellwood. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all holders of Shares will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as Kellwood has no obligation to cause the filing of such a petition, and Kellwood has no present intention to do so, if the Merger is consummated, any holder of Shares who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to Kellwood a written withdrawal of his or her demand for appraisal and acceptance of the Merger Consideration, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of Kellwood and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just, provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the Merger within 60 days.

        APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. The information set forth above is for informational purposes only with respect to alternatives available to stockholders if the Merger is consummated. Stockholders entitled to appraisal rights in connection with the Merger will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith before such stockholders are required to take any action relating thereto.

        STOCKHOLDERS WHO TENDER THEIR SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE TENDER OFFER PRICE.

        Going Private Transactions.    The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Offer or the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

        Plans for the Company.    Sun Capital has made repeated efforts to open a constructive dialogue with the Kellwood Board regarding a potential sale of the Company. Sun Capital has discussed with the Company's management the potential benefits of a sale of the Company to all of its shareholders, and indicated to the Kellwood Board that Sun Capital is prepared to move forward on an expedited basis. To date, all of these efforts have been rebuffed. Sun Capital currently intends to nominate for election at the Company's 2008 Annual Meeting as many Sun Capital Nominees to serve as directors of the Company as there are directors up for election at the 2008 Annual Meeting. This Offer to Purchase does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders. See "Section 3—Procedures for Accepting the Offer and Tendering Shares—Appointment as Proxy". If Sun Capital does nominate any Sun Capital Nominees, Sun Capital will file solicitation materials with the Commission to solicit from stockholders proxies in favor of the Sun Capital Nominees. The Company currently has a nine-member board divided into two classes, with one class being elected each year for a two-year term. There could be as many as four of the Company's directors up for election at the 2008 Annual Meeting. Under the DGCL, the Company Certificate of Incorporation, the Company Bylaws and the Company's majority voting policy, the election of the Sun Capital Nominees will be based on a plurality of the votes cast by stockholders present in person or represented by proxy at the stockholders' meeting and entitled to vote on the election of directors. Therefore, assuming four directors are up for election at the 2008 Annual Meeting, the four director nominees receiving the highest votes at the 2008 Annual Meeting will be elected to the Kellwood Board. The Company Certificate of Incorporation allows stockholders to cumulate their votes for director nominees in an election of directors. The Company's majority voting policy—which requires an incumbent director nominee who receives more "Withheld" votes than "For" votes to submit his or her resignation—does not apply in a contested election (that is, one where the number of nominees exceeds the number of directors to be elected).

        Purchaser believes that the Sun Capital Nominees, subject to fulfillment of the fiduciary duties that they would have as directors of the Company, would consider taking action to remove certain obstacles to the stockholders of the Company determining whether to accept the Offer or otherwise consummate the Offer and the Merger, including taking action to (i) redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger), which would satisfy the Rights Condition, (ii) satisfy the Article Sixteenth Condition, (iii) satisfy the Section 203 Condition, and (iv) seek or grant such other consents or approvals as may be desirable or necessary to expedite prompt consummation of the Offer and the Merger. Accordingly, election of the Sun Capital Nominees could, under certain circumstances, allow the stockholders of the Company to determine whether to accept the Offer and could expedite the prompt consummation of the Offer and the Merger if the current Kellwood Board continues to refuse to negotiate with Sun Capital.

        Regardless of whether Purchaser proposes the Merger or any other merger or other similar business combination with the Company, Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek maximum representation on the Kellwood Board. Purchaser intends, promptly after the consummation of the Offer, to request that some or all of the members of the Kellwood Board not previously nominated by Sun Capital resign and that Purchaser's designees be elected to fill the vacancies so created. Should such request be refused, Purchaser intends to take such action as may be necessary and lawful to secure control of the Kellwood Board.

        If, and to the extent that Sun Capital acquires control of the Company or otherwise obtains access to the books and records of the Company, it intends to conduct a detailed review of the Company's business, operations, capitalization and management and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted, but Sun Capital expressly reserves the right to make any changes that it deems necessary, appropriate or convenient to optimize exploitation of the Company's potential in light of Sun Capital's review or in light of future developments. Such changes could include, among other things, changes in the Company's business, corporate structure, assets, properties, marketing strategies, capitalization, management, personnel or dividend policy and changes to the Company Certificate of Incorporation and the Company Bylaws.

        Except as indicated in this Offer to Purchase, Sun Capital does not have any current plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company, (iv) any change in the current board of directors or management of the Company, (v) any other material change in the Company's corporate structure or business, (vi) any class of equity security of the Company being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

12.   Dividends and Distributions.

        If, on or after the date of this Offer to Purchase, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on the date of this Offer to Purchase of employee stock options or stock units outstanding prior to such date), shares of any other class or series of capital stock of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company, then, without prejudice to Purchaser's rights under "Section 14—Conditions of the Offer", Purchaser may make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

        If, on or after the date of this Offer to Purchase, the Company should declare, set aside, make or pay any dividend, including, without limitation, any regular quarterly cash dividend, on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase or acquisition of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under "Section 14—Conditions of the Offer", (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

13.   Possible Effects of the Offer on the Market for Shares, NYSE Listing, Margin Regulations and Exchange Act Registration.

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

        Sun Capital currently intends to cause the delisting of the Shares by the NYSE following consummation of the Offer.

        NYSE Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, (i) the number of total stockholders of the Company should fall below 400, (ii) the number of total stockholders should fall below 1,200 and the average monthly trading volume for the Shares is less than 100,000 for the most recent 12 months or (iii) the number of publicly held Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000. According to the Company's Quarterly Report on Form 10-Q for the quarter ended November 3, 2007, as of November 3, 2007, there were 25,825,866 Shares outstanding. According to the Company 10-K, as of February 3, 2007, the outstanding Shares were held by approximately 2,510 holders of record. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

        If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by such other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the consideration being offered in the Offer.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

        Margin Regulations.    The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities".

14.   Conditions of the Offer.

        Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, and may extend, terminate or amend the Offer, if immediately prior to the expiration of the Offer, the Minimum Condition, the HSR Condition, the Rights Condition, the Article Sixteenth Condition or the Section 203 Condition shall not have been satisfied, or at any time on or after the date of this Offer to Purchase and prior to the Expiration Date, any of the following conditions shall exist:

  (a)
  there shall have been threatened, instituted or be pending any litigation, suit, claim, action, proceeding or investigation before any national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority") (i) challenging or seeking to make illegal, delay, or otherwise, directly or indirectly, restrain or prohibit or make more costly, the making of the Offer, the acceptance for payment of or the payment for any Shares by SCSF, SC Partners V, Purchaser or any other affiliate of SCSF or SC Partners V or the consummation of the Merger or other similar business combination involving the Company, or seeking to obtain damages in connection with the Offer or the Merger or other similar business combination involving the Company; (ii) seeking to prohibit or limit the ownership or operation by the Company, Sun Capital or any of their subsidiaries of all or any portion of the business or assets of the Company, Sun Capital or any of their subsidiaries, or to compel the Company, Sun Capital or any of their subsidiaries to dispose of or to hold separate all or any portion of the business or assets of the Company, Sun Capital or any of their subsidiaries; (iii) seeking to impose or confirm any limitation on the ability of SCSF, SC Partners V, Purchaser or any other affiliate of SCSF or SC Partners V to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders; (iv) seeking to require divestiture by SCSF, SC Partners V, Purchaser or any other affiliate of SCSF or SC Partners V of any Shares; (v) which otherwise would prevent or materially delay consummation of the Offer or the Merger; or (vi) seeking or resulting in any material diminution in the benefits expected to be derived by Sun Capital as a result of the transactions contemplated by this Offer to Purchase;

  (b)
  any clearances or approvals of any U.S. or non-U.S. Governmental Authority other than in connection with the HSR Condition shall not have been obtained, or any applicable waiting periods for such clearances or approvals shall not have expired;

  (c)
  there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) SCSF, SC Partners V, the Company or any subsidiary or affiliate of SCSF, SC Partners V or the Company or (ii) the Offer and the Merger, by any U.S. or non-U.S. legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR

    Act to the Offer or, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

  (d)
  any event, circumstance, change or effect occurs or is threatened that, individually or in the aggregate with any other events, circumstances, changes and effects occurring after the date of this Offer to Purchase is or may be materially adverse to the business, condition (financial or otherwise), assets, liabilities, capitalization, operations or results of operations, or prospects of the Company or any of its affiliates that, in Purchaser's judgment, is or may be materially adverse to the Company or any of its affiliates, or Purchaser becomes aware of any facts that, in its judgment, have or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Shares to Purchaser or any of its affiliates;

  (e)
  there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE, any national securities exchange or in the over-the-counter market (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) any decline, measured from the date of this Offer to Purchase, in either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date of this Offer to Purchase, (iii) a material change in the exchange rate of United States dollar or other currency, or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government or Governmental Authority on the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities, terrorist attacks or other national or international calamity directly or indirectly involving the United States or (vii) in the case of any of the foregoing existing on the date of this Offer to Purchase, a material acceleration or worsening thereof;

  (f)
  (i) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including the Company or any of its subsidiaries or affiliates), or has been publicly disclosed, or Purchaser otherwise learns that any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) and other than as disclosed in a Schedule 13D or 13G on file with the SEC on or prior to the date of this Offer to Purchase, (ii) any such person or group which, on or prior to the date of this Offer to Purchase, had filed such a Schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company constituting 1% or more of any such class or series, (iii) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving the Company or (iv) any person has filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the Company;

  (g)
  the Company or any of its subsidiaries has (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (iii) issued or sold, or authorized or proposed the issuance or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Shares pursuant to and in accordance with the terms in effect as of the date of this Offer to Purchase, of employee stock options outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company, (v) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company, other than regular quarterly dividends on Shares declared and paid in cash at times and in amounts consistent with past practice, (vi) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business consistent with past practice (other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger), (vii) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business consistent with past practice, (viii) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in Purchaser's judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to Purchaser or any of its subsidiaries or affiliates, (ix) entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business consistent with past practice or entered into or amended any such agreements, arrangements or plans that provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Purchaser or its consummation of any merger or other similar business combination involving the Company, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Purchaser shall have become aware of any such action which was not previously announced or (xi) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or Purchaser becomes aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) which has not been publicly disclosed prior to the date of this Offer to Purchase (in each case, other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Merger);

  (h)
  Purchaser becomes aware (i) that any material contractual right of the Company or any of its subsidiaries has been impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by Purchaser or any of its subsidiaries or affiliates of a merger or other similar business combination involving the Company or (ii) of any covenant, term or condition in any instrument, license or agreement of the Company or any of its subsidiaries that, in its judgment, has or may have material adverse significance with respect to either the value of the Company or any of its affiliates or the value of the Shares to Purchaser or any of its affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by Purchaser or its consummation of a merger or other similar business combination involving the Company);

  (i)
  Purchaser or any of its affiliates enters into a definitive agreement or announces an agreement in principle with the Company providing for a merger or other similar business combination with the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries, or Purchaser and the Company reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated; or

  (j)
  the Company or any of its subsidiaries shall have (i) granted to any person proposing a merger or other business combination with or involving the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries any type of option, warrant or right which, in Purchaser's judgment, constitutes a "lock-up" device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase.

        The foregoing conditions are for the sole benefit of Sun Capital and may be asserted by Purchaser, SCSF or SC Partners V regardless of the circumstances giving rise to any such condition or, other than the HSR Condition, and the condition set forth in clause (b) above, may be waived by Purchaser, SCSF or SC Partners V in whole or in part at any time and from time to time prior to the expiration of the Offer in their sole discretion. The failure by Purchaser, SCSF or SC Partners V at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.   Certain Legal Matters and Regulatory Approvals.

        General.    Based upon its examination of publicly available information filed by the Company with the Commission and other publicly available information concerning the Company, neither Purchaser, SCSF nor SC Partners V is aware of (i) any license or other regulatory permit that appears to be material to the business of the Company or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as set forth below, of any approval or other action by any U.S. (federal or state) or non-U.S. Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's current intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in "Section 14—Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser, SCSF or SC Partners V or that certain parts of the businesses of the Company, Purchaser, SCSF or SC Partners V might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See "Section 14—Conditions of the Offer" for certain conditions of the Offer.

        State Takeover Laws.    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Company has not "Opted Out" of Section 203 and thus it is subject to Section 203. See "Section 11—Purpose of the Offer; Plans for the Company After the Offer and the Merger" for the potential impact of Section 203 on the Offer and the Merger.

        A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes (other than Section 203) purport to apply to the Offer or the Merger, the Purchaser believes that there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that certain Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "Section 14—Conditions of the Offer".

        Antitrust.    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice ("Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to such requirements.

        Pursuant to the HSR Act, Sun Capital intends to file a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC in the near future. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Sun Capital, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Sun Capital with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until ten days after the request is complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "Section 4—Withdrawal Rights". It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See "Section 14—Terms of the Offer; Expiration Date" and "Section 14—Conditions of the Offer".

        The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Sun Capital, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Sun Capital relating to the businesses in which Sun Capital, the Company and their respective subsidiaries are engaged, SCSF, SC Partners V and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "Section 14—Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation.

16.   Fees and Expenses.

        Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

        Citi and Credit Suisse are acting as Dealer Managers in connection with the Offer and as financial advisors to SC Securities in connection with the acquisition of the Company, for which Citi and Credit Suisse will receive customary fees. Citi and Credit Suisse will also be reimbursed for all reasonable expenses incurred by them, including fees and expenses of legal counsel, and Citi, Credit Suisse and related persons will be indemnified against liabilities, including liabilities under the federal securities laws, arising out of such engagement.

        Purchaser has retained D. F. King & Co., Inc., as the Information Agent, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, D.F. King & Co., Inc. will be paid reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

        Purchaser also has retained Citibank, N.A. as the Depositary in connection with the Offer. For its services in connection with the Offer, the Depositary will be paid reasonable and customary compensation, will be reimbursed for out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17.   Miscellaneous.

        The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Managers or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Purchaser and SCSF have filed with the Commission the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7.

CARDINAL INTEGRATED, LLC

Dated: January 15, 2008

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS OF SCSF, SC PARTNERS V AND PURCHASER

1.     Executive Officers of Purchaser

        Purchaser is indirectly jointly owned by SCSF and SC Partners V.

        The following table sets forth the name, current principal occupation or employment, and material occupations, positions, offices or employments during the past five years of each director, executive officer and control person of Purchaser. Unless otherwise indicated, the current business address of each person is 5200 Town Center Circle, Suite 600, Boca Raton, Florida 33486, and each such person is a citizen of the United States of America.

Name and Position with Purchaser	Current Principal Occupation or Employment; Material Positions Held During the Past Five Years
Jason H. Neimark, Vice President
Managing Director of Sun Capital Partners, Inc. ("SCPI") since February 2005. From February 2003 to February 2005, Mr. Neimark served as Principal of SCPI, and from June 1002 to February 2003, he served as Vice President of SCPI.
Jason G. Bernzweig, Vice President
Vice President of SCPI since May 2006. Prior to that, Mr. Bernzweig served as Vice President with George Weiss Associates. Prior to that, he served with Bear Stearns as an Equity Analyst and with Credit Suisse in investment banking.
Michael J. McConvery, Vice President and Assistant Secretary	Vice President of Finance of SCPI since January 2004. Prior to joining SCPI in January 2004, he served as Chief Financial Officer of JTECH Communications, Inc., an SCPI portfolio company.
Mark Hajduch, Vice President and Assistant Secretary	Senior Vice President of SCPI since 2006. Prior to that, Mr. Hajduch served as President of Polyform Products Company, a maker and marketer of modeling compounds for the arts and crafts industry.
Melissa Klafter, Vice President and Assistant Secretary	Vice President and Fund Controller of SCPI since December 2006. Prior to that, Ms. Klafter served as Vice President with Credit Suisse and Goldman Sachs from 1998 to 2006.

2.     Control Persons of SCSF

        The managing member of SCSF is Sun Capital Securities Fund, LP, a Delaware limited partnership ("Sun Securities Fund"). The general partner of Sun Securities Fund is Sun Capital Securities Advisors, LP, a Delaware limited partnership ("Sun Advisors"). The general partner of Sun Advisors is Sun Capital Securities, LLC, a Delaware limited liability company ("Sun Capital Securities"). The ultimate control persons of SCSF are Marc J. Leder ("Leder") and Rodger R. Krouse ("Krouse"). Leder and

I-1

Krouse each owns 50% of the membership interests in Sun Capital Securities. Leder and Krouse are also the only two directors of Sun Capital Securities Offshore Fund, Ltd., a Cayman Islands corporation ("Sun Offshore Fund"), which in turn owns a majority of the membership interests of SCSF.

        SCSF, Sun Offshore Fund, Sun Securities Fund, Sun Advisors and Sun Capital Securities are each principally engaged in making investments, and the business address of each of these entities is 5200 Town Center Circle, Suite 600, Boca Raton, Florida 33486.

        The following table sets forth the name, current principal occupation or employment, and material occupations, positions, offices or employments during the past five years of each control person of SCSF. Unless otherwise indicated, the current business address of each person is 5200 Town Center Circle, Suite 600, Boca Raton, Florida 33486, and each such person is a citizen of the United States of America.

Name and Position with SCSF	Current Principal Occupation or Employment; Material Positions Held During the Past Five Years
Marc J. Leder, Director, Co-CEO & Treasurer	Co-CEO of SCPI since December 2006. From August 2004 to December 2006, Mr. Leder served as Co-CEO and Treasurer of SCPI, and prior to that, as Managing Director and Treasurer of SCPI.
Rodger R. Krouse, Director, Co-CEO & Secretary	Co-CEO of SCPI since December 2006. From August 2004 to December 2006, Mr. Krouse served as Co-CEO and Secretary of SCPI, and prior to that, as Managing Director and Treasurer of SCPI.

3.     Control Persons of SC Partners V

        The general partner of SC Partners V is Sun Capital Advisors V, L.P., a Cayman Islands limited partnership ("Advisor V"). The general partner of Advisor V is Sun Capital Partners V, Ltd., a Cayman Islands exempted company ("Partners V").

        SC Partners V, Advisor V and Partners V are each principally engaged in making investments, and the business address for each of these entities in the United States is c/o Sun Capital Partners, Inc., 5200 Town Center Circle, Suite 600, Boca Raton, Florida 33486.

        The following table sets forth the name, current principal occupation or employment, and material occupations, positions, offices or employments during the past five years of each control person of Partners V. Unless otherwise indicated, the current business address for each person is 5200 Town Center Circle, Suite 600, Boca Raton, Florida 33486, and each such person is a citizen of the United States of America.

Name and Position with Partners V	Current Principal Occupation or Employment; Material Positions Held During the Past Five Years
Marc. J. Leder, Co-CEO	See Section 2 above.
Rodger R. Krouse, Co-CEO	See Section 2 above.

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SCHEDULE II

DELAWARE CODE
TITLE 8. CORPORATIONS
CHAPTER 1. GENERAL CORPORATE LAW
SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

§ 262, Appraisal Rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is: Citibank, N.A.
By Mail: c/o Mellon Investor Services Post Office Box 3301 South Hackensack, NJ 07606	By Hand: c/o Mellon Investor Services 480 Washington Blvd. 27th Floor Jersey City, NJ 07310	By Overnight Courier: c/o Mellon Investor Services 480 Washington Blvd. 27th Floor Jersey City, NJ 07310
By Facsimile Transmission: (For Eligible Institutions Only) (201) 680-4626
To Confirm Facsimile Transmissions: (201) 680-4860 (For Confirmation Only)

        Questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers, in each case, as set forth below. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, and copies will be furnished promptly at Purchaser's expense. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

D. F. King & Co., Inc.
48 Wall Street
New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550
All Others Please Call Toll-Free: (800) 269-6427

The Dealer Managers for the Offer are:

Citigroup Global Markets Inc. 388 Greenwich Street New York, NY 10013 Toll-Free: (866) 750-4734	Credit Suisse Securities (USA) LLC Eleven Madison Avenue New York, NY 10010-3629 Toll-Free: (888) 537-0425

QuickLinks

IMPORTANT
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
Shares Market Data
SUN CAPITAL SECURITIES GROUP, LLC
SUN CAPITAL SECURITIES GROUP, LLC
SUN CAPITAL SECURITIES GROUP, LLC
  SCHEDULE I
INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS OF SCSF, SC PARTNERS V AND PURCHASER
  SCHEDULE II
DELAWARE CODE TITLE 8. CORPORATIONS CHAPTER 1. GENERAL CORPORATE LAW SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION